Exhibit 21.1

EMCORE Corporation Subsidiaries*

Corona Optical Systems, Inc., a Delaware corporation
EMCORE Fiber Optics, Inc., a Delaware corporation
EMCORE Hong Kong, Limited, a Hong Kong corporation
EMCORE IRB Company, LLC, a New Mexico limited liability company
EMCORE Netherlands B.V.
EMCORE Solar Arizona, Inc., a Delaware corporation
EMCORE Solar New Mexico, a New Mexico limited liability company
EMCORE Solar Power, Inc., a Delaware corporation
EMCORE Spain S.L.
K2 Optronics, Inc. a Delaware corporation
Langfang EMCORE Optoelectronics Company, Limited, a Chinese corporation
Opticomm Corporation, a Delaware corporation

*As of December 29, 2011